As filed with the Securities and Exchange Commission on September 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FCB FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0775699
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2500 Weston Road, Suite 300

Weston, Florida 33331

(Address of Principal Executive Offices) (Zip Code)

BOND STREET HOLDINGS, LLC 2009 OPTION PLAN

BOND STREET HOLDINGS, INC. 2013 STOCK INCENTIVE PLAN

(Full title of the plans)

Kent Ellert, Chief Executive Officer

FCB Financial Holdings, Inc.

2500 Weston Road, Suite 300

Weston, Florida 33331

(Name and address of agent for service)

(954) 984-3313

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share, to be issued under the Bond Street Holdings, LLC 2009 Option Plan	4,375,000	$22.55(2)	$98,656,250	$12,706.93
Class A Common Stock, par value $0.001 per share, to be issued under the Bond Street Holdings, Inc. 2013 Stock Incentive Plan	3,000,000	$22.55(2)	$67,650,000	$8,713.32

(1)	This registration statement (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) to register (i) 4,375,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, Inc.) (the “Registrant”) which may be issued under the Bond Street Holdings, LLC 2009 Option Plan (as the same may be amended from time to time) and (ii) 3,000,000 shares of Class A Common Stock which may be issued under the Bond Street Holdings, Inc. 2013 Stock Incentive Plan (as the same may be amended from time to time). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant in respect of the securities identified above that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated, solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Class A Common Stock reported on the New York Stock Exchange on September 10, 2014, which is within five (5) business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement pursuant to Rule 428 under the Securities Act and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

•	The prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-196935) on August 4, 2014 forming part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-196935), originally filed on June 20, 2014;

•	The Current Report on Form 8-K filed on September 4, 2014; and

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36586) filed on July 30, 2014, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will furnish to each person, including any beneficial owner, to whom this document is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:

FCB Financial Holdings, Inc.

2500 Weston Road, Suite 300

Weston, Florida 33331

(954) 984-3313

Attn: General Counsel

The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Thomas E. Constance, a member of Kramer Levin Naftalis & Frankel LLP, counsel to the Registrant, is a director of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

The General Corporation Law of the State of Delaware (“DGCL”) at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the board of directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

Certificate of Incorporation

The certificate of incorporation of the Registrant provides that the Registrant, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, shall indemnify each person who is or was an officer or director of the Registrant and each person who serves or served as an officer or director of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant and may indemnify any and all other persons whom it shall have power to indemnify under said section, each, an authorized representative, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Registrant’s certificate of incorporation further provides that a director, officer or other authorized representative of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, officer or other authorized representative, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

Expenses actually and reasonably incurred by any person indemnified under the Registrant’s certificate of incorporation in defending a third party proceeding or corporate proceeding shall be paid by the Registrant in advance of the final disposition of such third party proceeding or corporate proceeding and within 30 days of receipt by the secretary of the Registrant, if required by law, of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in the certificate of incorporation. Any person receiving indemnification payments shall reimburse the Registrant for such indemnification payments to the extent that such person also receives payments under an insurance policy in respect of such matter.

The Registrant’s certificate of incorporation provides that the Registrant will use commercially reasonable efforts to purchase and maintain directors’ and officers’ liability insurance (or its equivalent) for the Registrant and its subsidiaries with financially responsible insurers in such amounts and against such losses and risks as are customary for the business conducted by the Registrant and its subsidiaries. The Registrant maintains insurance policies under which the Registrant’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

Indemnification Agreements

The Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s certificate of incorporation against any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Registrant’s approval and counsel fees and disbursements. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 14, 2014 (Registration No. 333-196935)).

4.2	By-laws of the Registrant, as amended (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.3	Form of Class A Common Stock Certificate (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 14, 2014 (Registration No. 333-196935)).

4.4	Registration Rights Agreement, dated November 12, 2009, by and among Bond Street Holdings LLC, Bond Street Investors LLC and Deutsche Bank Securities Inc. (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.5	Form of Registration Rights Agreement, dated as of August 13, 2010, by and among Bond Street Holdings LLC and the other signatories thereto (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.6	Amendment to Registration Rights Agreement, dated July 16, 2014, by and among FCB Financial Holdings, Inc., Bond Street Investors LLC and Deutsche Bank Securities Inc. (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 22, 2014 (Registration No. 333-196935)).

4.7	Form of Amendment to Registration Rights Agreement, dated as of July 16, 2014 by and among FCB Financial Holdings, Inc. and the other signatories thereto (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 22, 2014 (Registration No. 333-196935)).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morrison, Brown, Argiz & Farra, LLC.

23.3	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained on the signature page of this Registration Statement).

99.1	Bond Street Holdings, LLC 2009 Option Plan (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

99.2	Bond Street Holdings, Inc. 2013 Stock Incentive Plan (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

99.3	Form of Stock Option Grant Agreement (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on September 12, 2014.

FCB FINANCIAL HOLDINGS, INC.

By:	/s/ Kent S. Ellert
Kent S. Ellert
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent S. Ellert and Paul D. Burner, and each of them, his/her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Kent S. Ellert	Chief Executive Officer and Director	September 12, 2014
Kent S. Ellert	(Principal Executive Officer)

/s/ Paul D. Burner	Chief Financial Officer (Principal	September 12, 2014
Paul D. Burner	Financial Officer and Principal Accounting Officer)

/s/ Vincent S. Tese	Director	September 12, 2014
Vincent S. Tese

/s/ Leslie J. Lieberman	Director	September 12, 2014
Leslie J. Lieberman

/s/ Stuart I. Oran	Director	September 12, 2014
Stuart I. Oran

/s/ Alan Bernikow	Director	September 12, 2014
Alan Bernikow

/s/ Thomas E. Constance	Director	September 12, 2014
Thomas E. Constance

/s/ Howard R. Curd	Director	September 12, 2014
Howard R. Curd

/s/ Daniel M. Healy	Director	September 12, 2014
Daniel M. Healy

/s/ Gerald Luterman	Director	September 12, 2014
Gerald Luterman

/s/ William L. Mack	Director	September 12, 2014
William L. Mack

/s/ Paul Anthony Novelly	Director	September 12, 2014
Paul Anthony Novelly

/s/ Frederic Salerno	Director	September 12, 2014
Frederic Salerno

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 14, 2014 (Registration No. 333-196935)).

4.2	By-laws of the Registrant, as amended (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.3	Form of Class A Common Stock Certificate (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 14, 2014 (Registration No. 333-196935)).

4.4	Registration Rights Agreement, dated November 12, 2009, by and among Bond Street Holdings LLC, Bond Street Investors LLC and Deutsche Bank Securities Inc. (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.5	Form of Registration Rights Agreement, dated as of August 13, 2010, by and among Bond Street Holdings LLC and the other signatories thereto (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

4.6	Amendment to Registration Rights Agreement, dated July 16, 2014, by and among FCB Financial Holdings, Inc., Bond Street Investors LLC and Deutsche Bank Securities Inc. (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 22, 2014 (Registration No. 333-196935)).

4.7	Form of Amendment to Registration Rights Agreement, dated as of July 16, 2014 by and among FCB Financial Holdings, Inc. and the other signatories thereto (incorporated by reference to the Form S-1/A Registration Statement of the Registrant filed with the SEC on July 22, 2014 (Registration No. 333-196935)).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morrison, Brown, Argiz & Farra, LLC.

23.3	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained on the signature page of this Registration Statement).

99.1	Bond Street Holdings, LLC 2009 Option Plan (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

99.2	Bond Street Holdings, Inc. 2013 Stock Incentive Plan (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).

99.3	Form of Stock Option Grant Agreement (incorporated by reference to the Form S-1 Registration Statement of the Registrant filed with the SEC on June 20, 2014 (Registration No. 333-196935)).